Exhibit 2.3

ASSET PURCHASE AGREEMENT

by and between

RSI TRAILS AT LEANDER LLC

and

WILLIAM LYON HOMES, INC.

DATED AS OF FEBRUARY 19, 2018

ACQUISITION OF TRAILS AT LEANDER

ARTICLE I PURCHASE AND SALE OF ASSETS	1

1.1 Purchased Assets	1

1.2 Excluded Assets	2

1.3 Assumed Liabilities	3

1.4 Excluded Liabilities	4

1.5 Land Adjustment	5

1.6 Nonassignable Assets	5

1.7 Taking of Necessary Action; Further Action	6

ARTICLE II PURCHASE PRICE AND CLOSING	6

2.1 Purchase Price	6

2.2 Purchase Price Adjustment	7

2.3 Closing	9

2.4 Purchase Price Allocation	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER	10

3.1 Power and Authorization; Enforceability; Organization	10

3.2 No Violation or Conflict	10

3.3 Compliance with Laws	11

3.4 Litigation	11

3.5 Financial Statements	11

3.6 Absence of Certain Changes and Events	11

3.7 Properties	12

3.8 Assigned Permits	13

3.9 Tangible Properties	13

3.10 Environmental Matters	13

3.11 Taxes	14

3.12 Assigned Contracts	14

3.13 Homeowners’ Associations	15

3.14 Related Party Transactions	15

3.15 Brokers	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	15

4.1 Organization and Good Standing	15

4.2 Power and Authorization; Enforceability	16

4.3 No Violation or Conflict	16

i

4.4 Litigation	17

4.5 Available Funds	17

4.6 Brokers	17

ARTICLE V CERTAIN COVENANTS OF THE PARTIES	17

5.1 Conduct of the Business	17

5.2 Access to Information	18

5.3 Confidentiality; Public Announcements	19

ARTICLE VI ADDITIONAL AGREEMENTS	20

6.1 Condition of Purchased Assets	20

6.2 Title	20

6.3 Support Obligations	21

6.4 Cooperation with Financing	21

6.5 Tax Cooperation	23

ARTICLE VII PRORATIONS	23

7.1 Property Taxes	23

7.2 Transfer Taxes	23

7.3 Utilities	24

ARTICLE VIII CLOSING DELIVERIES	24

8.1 Closing Deliveries of Seller	24

8.2 Closing Deliveries of Buyer	25

ARTICLE IX CLOSING CONDITIONS	25

9.1 Conditions to Obligations of Buyer	25

9.2 Conditions to Obligations of Seller	26

9.3 No Waiver	27

ARTICLE X INDEMNIFICATION	27

10.1 Indemnification by Seller	27

10.2 Indemnification by Buyer	27

10.3 Claims	28

10.4 Survival	29

10.5 Certain Limitations on Indemnification	29

10.6 Certain Other Restrictions on Indemnification	30

10.7 Calculation and Mitigation of Losses	30

10.8 Exclusive Remedy	31

10.9 Special Rule for Fraud	31

ARTICLE XI TERMINATION	31

11.1 Termination	31

11.2 Notice of Termination; Effect of Termination	32

11.3 Return of Confidential Information	32

ARTICLE XII MISCELLANEOUS	33

12.1 Fees and Expenses	33

12.2 Notices	33

12.3 Assignment and Benefit	34

12.4 Amendment, Modification and Waiver	34

12.5 Due Diligence Review; No Additional Representations and Warranties	34

12.6 Disclaimer Regarding Projections	35

12.7 Interpretation	35

12.8 Governing Law	36

12.9 Waiver of Jury Trial	36

12.10 Consent to Jurisdiction	37

12.11 Section Headings	37

12.12 Severability	37

12.13 Counterparts, Third-Party Beneficiaries	38

12.14 Entire Agreement	38

12.15 Attorneys’ Fees	38

12.16 Specific Performance	38

12.17 Incorporation of Schedules and Exhibits	38

12.18 Further Assurances	38

ARTICLE XIII DEFINITIONS	39

13.1 Certain Defined Terms	39

13.2 Additional Defined Terms	45

Exhibits

A	–	Legal Description of the Land
B	–	Disclosure Schedule
C	–	Sample Calculation of Net Asset Value
D	–	Title Pro Forma
E	–	Form of Deed
F	–	Form of Bill of Sale
G	–	Form of Assignment and Assumption Agreement
H	–	Form of Warranty Services Agreement
I	–	Form of Holding Indemnity Agreement
J	–	Form of Escrow Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 19, 2018, by and between RSI Trails at Leander LLC, a Delaware limited liability company (“Seller”), and William Lyon Homes, Inc., a California corporation (“Buyer”). Article XIII contains definitions, or references to the definitions, of the capitalized terms used in this Agreement. Seller and Buyer are each referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.    Seller is the owner of those certain lots, parcels or pieces of land, together with all improvements thereon, commonly known as Trails at Leander, or portions thereof, located in the City of Leander in Williamson County, Texas, and more particularly described on Exhibit A, attached hereto and made a part hereof (as may be adjusted pursuant to Section 1.5, the “Land”).

B.    Seller intends to transfer and convey the Purchased Assets and the Assumed Liabilities (as each defined below) to Buyer, and Buyer agrees to purchase the Purchased Assets and assume the Assumed Liabilities, pursuant to the terms and conditions set forth in this Agreement (collectively, the “Transaction”).

In consideration of the mutual covenants, conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchased Assets. Upon the terms set forth in this Agreement and subject to the conditions hereof and the provisions of Section 1.6, at the Closing, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase and accept from Seller, all right, title and interest of Seller in, to and under the following properties (collectively, the “Purchased Assets”):

(a) subject to Section 1.5, the Land, together with all structures, buildings, improvements, machinery, fixtures, and equipment affixed or attached to the Land and all easements and rights appurtenant thereto, including: (i) all easements, privileges and rights belonging or in any way appurtenant to the Land; and (ii) any and all air rights, subsurface rights, development rights, and water rights appurtenant to the Land (all of the foregoing being collectively referred to herein as the “Owned Real Property”), but expressly excluding the Removed Real Property;

(b) all tangible personal property owned by Seller and used in connection with the Owned Real Property as of the date of this Agreement, including, specifically, without limitation, all equipment, furniture, tools and supplies (including all construction materials, work-in-process, finished goods, goods in transit, manufactured and purchased supplies and other materials) and any other personal property as is owned by the Seller, whether located on the Owned Real Property or with suppliers or others as of the date of this Agreement (collectively, the “Personal Property”);

(c) the Home Sale Contracts as of the Closing Date (the “Assigned Home Sale Contracts”);

(d) all earnest money deposits and other forms of security (whether or not held in escrow) held or controlled by or for Seller pursuant to the Assigned Home Sale Contracts (“Home Sale Contract Deposits”);

(e) all customer and vendor lists, and business and financial records, books, and documents (including any books and records or documents relating to Taxes imposed on the Purchased Assets), to the extent any of the foregoing are related to or used with respect to the Owned Real Property, Personal Property or the Assigned Contracts, including all of Seller’s rights to architectural and engineering plans, subject to applicable fees for the reuse, signing and sealing of such plans, water and sewer, electrical and building plans, and all other plans and specifications, drawings and other similar documents, in each case relating to the Owned Real Property;

(f) all rights, obligations, and duties of Seller arising out of Contracts relating to the construction of Housing Units in the Ordinary Course or otherwise listed on Section 1.1(f) of the Disclosure Schedule (other than those related to Housing Units that have been sold prior to the Closing) (collectively, the “Other Contracts” and, together with the Assigned Home Sale Contracts, the “Assigned Contracts”);

(g) all Permits in the name of Seller and related to the Owned Real Property (the “Assigned Permits”); and

(h) all of Seller’s rights as declarant or similar capacity under CC&Rs with respect to Associations.

1.2 Excluded Assets. Notwithstanding Section 1.1, the Purchased Assets do not include the following (the “Excluded Assets”):

(a) Seller’s organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, general ledgers, seals, minute books, equity transfer books and similar documents of Seller relating to the organization, maintenance and existence of Seller as a limited liability company, and all payroll, personnel and employment records for all current or former employees of Seller;

(b) all Removed Real Property;

(c) all Contracts that are not Assigned Contracts (including, for the avoidance of doubt, the Management Services Agreement, which Management Services Agreement shall be mutually terminated by the parties thereto and evidence thereof delivered to Buyer at or prior to the Closing);

(d) all cash of Seller other than any on account of the Home Sale Contract Deposits;

(e) Seller’s insurance policies, including premium adjustment, and prepaid insurance premiums, along with all claims, causes of action, proceeds or other rights under such policies;

(f) all Tax Returns of Seller and all books, documents or records related to Taxes of Seller (for the avoidance of doubt, other than books and records or documents relating to Taxes imposed on the Purchased Assets, as described in Section 1.1(e));

(g) all Tax assets or attributes of Seller, including refunds, except any refunds or credits for Property Taxes with respect to the Purchased Assets that are allocable to a Tax period (or portion thereof) beginning after the Closing Date;

(h) any employee-related or employee benefit-related plans, files or records of Seller;

(i) all rights of Seller under this Agreement or any Seller Transaction Document; and

(j) any claims against any Person to the extent such claims exclusively relate to Excluded Assets or Excluded Liabilities.

1.3 Assumed Liabilities. Upon the terms set forth in this Agreement and subject to the conditions hereof and the provisions of Section 1.6, at the Closing, Buyer will assume and agree to pay, perform and discharge, as and when due, the following liabilities and obligations, and only the following obligations of, Seller, whether mature or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, or, except as otherwise provided below, in each case first accruing from and after the Closing Date (except as expressly set forth in Section 1.3(b), 1.3(f) and 1.3(h)), in each case relating to or arising from the Purchased Assets (collectively, the “Assumed Liabilities”):

(a) subject to any applicable indemnification rights under Article X and also subject to the remainder of this Section 1.3, all liabilities and obligations with respect to the Purchased Assets (except, for the avoidance of doubt, the Excluded Liabilities);

(b) with respect to each Assigned Home Sale Contract, (i) the obligation to complete construction of the applicable Housing Unit in accordance with the terms of such Assigned Home Sale Contract, (ii) the liability in respect of any Home Sale Contract Deposits received in connection with such Assigned Home Sale Contract and (iii) all other liabilities and obligations relating to, resulting from or arising in connection with such Assigned Home Sale Contract (including the homeowner warranty delivered in connection therewith) or the construction and warranty of the related Housing Unit, whether such obligation or liability has accrued prior to the Closing or accrues following the Closing;

(c) all liabilities and obligations under any applicable Laws (other than Environmental Laws), Permits, development agreements, CC&Rs and similar restrictions or covenants applicable to the Owned Real Property, including, without limitation, obligations to install or contribute to infrastructure elements and equipment serving or adjacent to the Owned Real Property, such as streets, water lines, utilities, sidewalks and parks;

(d) all liabilities and obligations owing to any special assessment or improvement districts with respect to the Owned Real Property;

(e) all land development and community dedication liabilities related to the Owned Real Property, and all other liabilities and obligations under, in connection with or backstopped by any deposits, cash collateral deposits, Insured Bonds, letters of credit or other sums posted or issued by Seller or its Affiliates in support of, in exchange for or to secure any Permits, entitlements or other development rights with respect to the Owned Real Property, other than any deposit, cash collateral deposit, Insured Bond, letter of creditor or other such sum that relates to any Excluded Asset and except to the extent released prior to the Closing;

(f) all liabilities and obligations under the Other Contracts, whether such obligation or liability has accrued prior to the Closing or accrues following the Closing (except to the extent such liabilities or obligations, but for nonperformance or a breach or default of such other Contracts by Seller or its Affiliates, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arises out of any such nonperformance, breach or default);

(g) Buyer’s agreement to pay directly, or reimburse Seller for, certain fees, expenses, Taxes or other items, but only if and to the extent expressly contemplated in this Agreement;

(h) all trade accounts payable and other operating liabilities of Seller and included as liabilities assumed by Buyer on the Closing Statement (including any such payables or liabilities that have accrued prior to the Closing); and

(i) all liabilities and obligations arising pursuant to Environmental Laws relating to any Owned Real Property.

1.4 Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not assuming, and will not be liable for, any liability or obligation of any nature of Seller, whether mature or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, or whether arising out of acts or occurrences before, on or after the Closing Date (such liabilities other than the Assumed Liabilities, the “Excluded Liabilities”), including, without limitation:

(a) any liabilities of Seller or any of its Affiliates (i) relating to any of the Excluded Assets, including any Removed Real Property, or (ii) arising prior to the Closing (other than as set forth in Section 1.3(b), 1.3(f) or 1.3(h));

(b) any litigation, arbitration, mediation and other claims or demands of any nature involving, related to or arising from any Removed Real Property;

(c) all liabilities for Taxes of Seller for any Tax period (including any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (for the avoidance of doubt, excluding such Taxes attributable to any period after the Closing Date under ordinary course lending, lease or commercial agreements being transferred to or assumed by Buyer) or otherwise) or Taxes arising out of Seller’s operations or ownership of the Purchased Assets prior to the Closing Date;

(d) all costs and expenses incurred by Seller in connection with this Agreement or any Seller Transaction Document, including all claims for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the Transaction based upon any agreement, arrangement or understanding between the claimant and Seller or any of its agents or Representatives;

(e) all Indebtedness of Seller;

(f) all liabilities arising from or relating to any employees, employee-related or employee benefit-related plans of Seller;

(g) all intercompany accounts payable in respect of the Purchased Assets that are owed by Seller to any of its Affiliates;

(h) all liabilities and obligations under the Other Contracts, to the extent accruing or arising out of any nonperformance or a breach or default of such Other Contracts by Seller or its Affiliates prior to the Closing Date;

(i) Seller’s agreement to pay directly, or reimburse Buyer for, certain fees, expenses, Taxes or other items but only if and to the extent expressly contemplated in this Agreement;

(j) all trade accounts payable and other operating liabilities of Seller, to the extent accruing or arising prior to the Closing Date and not included as liabilities assumed by Buyer on the Closing Statement; and

(k) all liabilities and obligations arising pursuant to Environmental Laws relating to any Owned Real Property, to the extent accruing or arising prior to the Closing Date.

1.5 Land Adjustment. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby acknowledges that Seller has entered into certain Home Sale Contracts whereby certain portions of the Owned Real Property may be sold to buyers thereunder on or before the Closing, and therefore, such portions of the Owned Real Property closed on or before the Closing (collectively, the “Removed Real Property”) will not be included in the Transaction and will not constitute Purchased Assets. Accordingly, the Parties agree to amend Exhibit A hereto to exclude the Removed Real Property, and to adjust the Estimated Purchase Price in accordance with Article II on account thereof.

1.6 Nonassignable Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that any Purchased Asset is not assignable to Buyer without the consent, approval, waiver, agreement or action of any other Person (other than Seller or its Affiliates), pursuant to

Contract or otherwise (each such asset, a “Nonassignable Asset”), there will be no assignment or attempted assignment by Buyer of such Nonassignable Asset at the Closing under this Agreement in the absence of such Person’s consent, approval, waiver, agreement or action, unless otherwise agreed by the Parties, and this Agreement will not be deemed to constitute an assignment or attempted assignment thereof. In the case of each Nonassignable Asset, for a period ending six months following the Closing, the Parties will, and will cause their Affiliates to, use their respective commercially reasonable efforts to obtain the consent, approval, waiver, agreement or action of such Person to the assignment of such Nonassignable Asset to Buyer. If any such consent, approval, waiver, agreement or action is not obtained from such Person prior to the Closing, then the Parties will, to the extent permitted by applicable Law, cooperate with each other to agree to a reasonable arrangement whereby, from and after the Closing, (i) Seller provides or causes to be provided to Buyer and for the benefit of Buyer, any rights of Seller or its Affiliates in respect of such Nonassignable Asset and (ii) Buyer pays, performs and discharges all of the liabilities arising from or related to such Nonassignable Asset, and Buyer agrees to indemnify Seller and its Affiliates with respect to any Losses incurred thereby in connection with such liabilities or enforcement of such rights on behalf of Buyer; provided, however, that once such consent, waiver, agreement or action is obtained (if ever), such Nonassignable Asset will promptly be assigned by Seller or its Affiliates at no additional cost to Buyer. For so long as Seller is deemed to hold any Purchased Asset pursuant to the foregoing sentence, Seller shall not amend, modify or otherwise alter any material terms of any Purchased Asset that is a Nonassignable Asset without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

1.7 Taking of Necessary Action; Further Action. From and after the date hereof, Seller will, from time to time, at the reasonable request of Buyer and without further consideration, reasonably cooperate with Seller to do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required to confirm the conveyance and transfer of the Purchased Assets to Buyer and otherwise give effect to the intent of this Agreement. In furtherance of the foregoing, the Parties (a) acknowledge and agree that certain Assigned Contracts related to development of the Land or the construction of the Housing Units may have been entered into by one or more of Seller’s Affiliates for the benefit of Seller and may relate to both Purchased Assets and Excluded Assets, and (b) agree, to the extent permitted by applicable Law, to cooperate with each other to ensure, from and after the Closing, that Seller or its Affiliates be provided, without cost to Buyer, the rights and benefits arising from or relating to such Assigned Contracts to the extent related to any Excluded Assets, and Buyer and its Affiliates agree to enforce, without cost to Buyer, upon the written request of Seller and for the benefit of Seller, any rights of Seller or its Affiliates in respect of such Assigned Contracts.

ARTICLE II

PURCHASE PRICE AND CLOSING

2.1 Purchase Price.

(a) Subject to such further credits, adjustments, and prorations as set forth herein (including any adjustments with respect to Removed Real Property in accordance with Section 1.5), the “Estimated Purchase Price” for the Purchased Assets will be equal to: (i) $12,647,000 (the “Base Purchase Price”); (ii) minus the Escrow Amount; (iii) plus the Estimated Net Asset Value Increase, if any; (iv) minus the Estimated Net Asset Value Decrease, if any. The Estimated Purchase Price will be further adjusted pursuant to Section 2.2.

(b) At the Closing, Buyer will pay, or cause to be paid, by wire transfer of immediately available funds (without any withholding or deduction of any kind except as otherwise provided for in this Agreement or otherwise required by Law, which amounts so withheld or deducted shall be treated for all Tax and other applicable purposes as having been paid to the Person in respect of whom such withholding or deduction was made):

(i) to the Escrow Agent, an amount equal to the Escrow Amount for deposit into an escrow account (the “Escrow Account”), to be held for the periods and distributed as provided in the Escrow Agreement; and

(ii) to Seller, to the account or accounts specified in writing by Seller prior to the Closing Date, the Estimated Purchase Price.

2.2 Purchase Price Adjustment.

(a) Estimated Closing Statement. No later than two (2) Business Days prior to the date on which the Closing is scheduled to occur, Seller will prepare and furnish to Buyer a statement (the “Estimated Closing Statement”) reflecting Seller’s good faith estimates of (i) the Net Asset Value as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Estimated Net Asset Value”), and (ii) Seller’s calculation of the Estimated Purchase Price.

(b) Closing Statement. As promptly as practicable, but no later than sixty (60) days, after the Closing Date, Buyer will cause to be prepared and delivered to Seller a written statement (the “Closing Statement”) setting forth Buyer’s good faith calculations of (i) the Net Asset Value as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Closing Net Asset Value”), and (ii) Buyer’s calculation of the Final Purchase Price. Following delivery of the Closing Statement, and upon reasonable request of Seller, Buyer will provide Seller and its advisors with access to Buyer’s employees, books and records to the extent reasonably related to Seller’s evaluation of the Closing Statement. If Buyer fails to deliver the Closing Statement within such sixty (60)-day period, Seller will deliver to Buyer its calculation of the Closing Net Asset Value and the Final Purchase Price, and Seller’s calculation will be final, conclusive and binding upon the Parties.

(c) Dispute Notice. If Seller disagrees with the calculations set forth in the Closing Statement delivered by Buyer pursuant to Section 2.2(b), Seller may, within sixty (60) days after receipt of the Closing Statement, deliver a written notice to Buyer (a “Dispute Notice”) specifying in reasonable detail each item or amount that Seller disputes (the “Disputed Items”), the amount in dispute for each Disputed Item and the reasons supporting Seller’s positions. Seller will be deemed to have agreed with all other items and amounts contained in the Closing Statement that are not Disputed Items. If Seller fails to deliver a Dispute Notice within such sixty (60)-day period, Buyer’s calculation of the Closing Net Asset Value and the Final Purchase Price will be deemed accepted by Seller and will be final, conclusive and binding on the Parties.

(d) Resolution Period. If a Dispute Notice is duly delivered pursuant to Section 2.2(c), Buyer and Seller will, during the thirty (30) days following such delivery (the “Resolution Period”), use commercially reasonable efforts to reach agreement on the Disputed Items or amounts in order to determine the amount of the Closing Net Asset Value and/or the Final Purchase Price, as applicable. If Buyer and Seller are able to reach agreement with respect to any Disputed Items, Buyer will promptly revise the Closing Statement to reflect such agreement.

(e) Independent Accounting Firm. If, upon the conclusion of the Resolution Period, or any mutually-agreed upon extension of the Resolution Period, Buyer and Seller are unable to reach agreement on all of the Disputed Items, they will jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accounting Firm for resolution in accordance with the terms of this Section 2.2(e). The Independent Accounting Firm (i) will act as an arbitrator to determine, based solely on presentations by Buyer and Seller and not by independent review, only the Unresolved Items, (ii) will make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.2(e), (iii) will use the definitions set forth in this Agreement with no consideration given to any modification of such definitions, (iv) will be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement and (v) will make a determination of the Unresolved Items within the range of Buyer’s and Seller’s disagreement. Each Party will use commercially reasonable efforts to furnish to the Independent Accounting Firm such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accounting Firm may reasonably request and will be afforded an opportunity to discuss the Unresolved Items with the Independent Accounting Firm at such hearing as the Independent Accounting Firm will request or permit; provided, that (y) each Party will provide the other Party with a copy of all materials provided to, and communications with, the Independent Accounting Firm and (x) no Party (or any of its Affiliates or Representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Unresolved Items. The Independent Accounting Firm will deliver to Buyer and Seller as promptly as practicable, and will be instructed to deliver no later than thirty (30) days after its engagement, a written report setting forth such calculation. Such determination of the Independent Accounting Firm will be final, conclusive and binding upon Buyer and Seller (absent fraud or manifest error) and Buyer will promptly revise the Closing Statement to reflect such determination upon receipt of such report. The fees and expenses of the Independent Accounting Firm will be borne pro rata as between Buyer, on the one hand, and Seller, on the other hand, based on the proportionate deviation of the respective adjustment amounts for the Unresolved Items proposed by Buyer and Seller, as set forth in the Closing Statement in the case of Buyer and the Dispute Notice in the case of Seller, from the determination of the final adjustment amounts made by the Independent Accounting Firm. The date on which the Closing Net Asset Value and Final Purchase Price are finally determined in accordance with this Section 2.2 is referred to as the “Determination Date.”

(f) Adjustment to Purchase Price. The “Adjustment Amount” means an amount equal to (i) the Final Purchase Price (as finally agreed upon or determined pursuant to this Section 2.2), less (ii) the Estimated Purchase Price. If the Adjustment Amount is a positive amount, then promptly, and in any event within five (5) Business Days following the Determination Date, Buyer will pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller, the Adjustment Amount. If the Adjustment Amount is a negative amount, then promptly, and in any event within five (5) Business Days following the Determination Date, Seller will pay or cause to be paid to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to the absolute value of the Adjustment Amount.

(g) No Adverse Actions. Buyer and Seller agree that, following the Closing and until the Adjustment Amount becomes final and binding upon the parties to this Agreement, Buyer will not take any actions with respect to the accounting books and records constituting Purchased Assets as of the Closing Date on which the Closing Statement is to be based that are not consistent with the accounting practices, principles, policies, judgments and methodologies used in the sample calculation of the Estimated Net Asset Value pursuant to Section 2.2(a) and Exhibit C to the extent any such actions would affect the calculation or determination of the Closing Net Asset Value.

2.3 Closing. The closing of the Transaction (the “Closing”) will take place at the offices of O’Melveny & Myers LLP, located at 400 South Hope Street, 18th Floor, Los Angeles, California 90071, at 10:00 a.m. Pacific Time, on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article IX (other than those conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date as will be agreed in writing by Buyer and Seller; provided, however, to the extent Title Company, Seller and Buyer so agree, documents may be delivered and exchanged at the Closing by facsimile, PDF, or other electronic means, with originally executed signature pages to be exchanged immediately following the Closing, as appropriate. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The parties to the Agreement agree to mutually instruct the Title Company to forward to the appropriate Recorder’s Office on the Closing Date the Deed with instructions to record the same.

2.4 Purchase Price Allocation. As soon as practicable after the date hereof, Buyer and Seller will use good faith efforts to mutually agree upon an allocation of the Final Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Tax Code) among the Purchased Assets for applicable Tax purposes, including such modifications as are appropriate to reflect any adjustments in the Final Purchase Price in accordance with this Agreement (the “Allocation”). If the Parties are able to reach agreement on the Allocation, the Parties shall prepare and file their respective Tax Returns consistent with the Allocation and shall take no positions contrary thereto in any Tax Return or other Tax filing or proceeding unless otherwise required by applicable Law; provided, however, that nothing contained herein shall prevent Buyer or Seller (or their Affiliates) from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Buyer nor Seller (or their Affiliates) shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation. If, after good faith efforts, the Parties are unable to reach an agreement on the Allocation, each of Buyer and Seller shall be free to determine its own Allocation for applicable Tax purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made under this Agreement, Seller represents and warrants to Buyer as set forth below.

3.1 Power and Authorization; Enforceability; Organization.

(a) Seller has all requisite right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Seller Transaction Documents”), to perform its obligations under this Agreement and under the Seller Transaction Documents and to carry out the Transaction. All necessary action has been taken by Seller to authorize the execution, delivery and performance by it of this Agreement and each other Seller Transaction Document. Seller has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document.

(b) Assuming that this Agreement and each of the other Seller Transaction Documents are valid and binding obligations of each of the other parties hereto and thereto, this Agreement is, and each other Seller Transaction Document, when duly executed and delivered at or prior to the Closing by Seller will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception.

(c) Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary limited liability company power and authority and possesses all Permits necessary to enable it to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.

3.2 No Violation or Conflict. Neither the execution, delivery and performance by Seller of this Agreement and the other Seller Transaction Documents nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

(a) contravene, conflict with or result in a violation or breach of, constitute a default under, or give a right to terminate or cancel under, (A) to the extent applicable, the organizational documents of Seller or (B) any (1) Judgments or (2) Laws, in each case, binding upon or applicable to Seller or by which it or any of its properties or assets are bound;

(b) (i) require any consent or approval under, (ii) result in any breach of or any loss of any benefit under, (iii) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under or (iv) conflict with, result in a violation or breach of, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under any of the terms or conditions of any material Assigned Permit or Assigned Contract; or

(c) result in the creation or imposition of any Lien upon any of the Purchased Assets, other than Permitted Liens;

except, in each case of Sections 3.2(a) through 3.2(c), (i) for the consents and approvals set forth on Section 3.2 of the Disclosure Schedule or (ii) where the failure of any of the above to be so true would not have had and would not have a Material Adverse Effect.

3.3 Compliance with Laws. Seller conducts its business with respect to the Purchased Assets and Assumed Liabilities in material compliance with all applicable Laws and Permits. During the two (2) years prior to the date of this Agreement, Seller has not received any written communication from any Governmental Authority of any alleged failure to comply with any applicable Laws in any material respect which is pending or remains unresolved with respect to the Purchased Assets or the Assumed Liabilities. This Section 3.3 will not apply to compliance with Laws matters that are the subject of Section 3.10 (Environmental Matters) and 3.11 (Taxes).

3.4 Litigation. There are no Proceedings currently pending or, to Seller’s Knowledge, threatened in writing which involve Seller or the Purchased Assets and which would have a Material Adverse Effect on Seller. There are not any unsatisfied Judgments against Seller or any of the Purchased Assets that would have a Material Adverse Effect on Seller. There is no Proceeding pending, or to Seller’s Knowledge, threatened in writing against Seller that would adversely affect the ability of Seller to consummate the Transaction in any material respect. There are no Proceedings pending or threatened in writing by Seller against any Person with respect to a Purchased Asset.

3.5 Financial Statements. Seller has provided Buyer with the unaudited balance sheet (the “Latest Balance Sheet”) of Seller as of December 31, 2017 (the “Latest Balance Sheet Date”) (including the notes thereto, if any) and the related unaudited consolidated statements of income and cash flows as of and for the fiscal year then ended (collectively, the “Financial Statements”). The Financial Statements (including the notes thereto, if any) (x) were prepared from, and are consistent with, the books and records of Seller, (y) fairly present in all material respects the financial condition, cash flows and results of operations of Seller as at the dates thereof and for the periods therein referred to, and (z) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject to the absence of footnote disclosure.

3.6 Absence of Certain Changes and Events. Since the Latest Balance Sheet Date, Seller has conducted its business with respect to the Purchased Assets and the Assumed Liabilities in the Ordinary Course in all material respects and, except as expressly contemplated by this Agreement or any other Seller Transaction Document, there has not been any event, condition, occurrence, contingency or development that has had a Material Adverse Effect on Seller.

3.7 Properties.

(a) With respect to the Owned Real Property, (a) Seller has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens, (b) Seller has not leased Owned Real Property or any portion of Owned Real Property, (c) none of the Owned Real Property has been licensed nor has any third party been granted any right to use or occupy all or any portion of any Owned Real Property, such that such license or occupancy would reasonably be expected to materially adversely affect the use or value of the Owned Real Property affected thereby and (d) except for those certain parcels of Owned Real Property pending sale as of the date of this Agreement pursuant to a Home Sale Contract, there are no outstanding options, rights of first offer or rights of first refusal to purchase Owned Real Property or any portion of, or interest in, Owned Real Property that would reasonably be expected to impair the continued use or value of any Owned Real Property affected thereby.

(b) All of the Housing Units, improvements and buildings constructed or under construction by Seller or its contractors on the Owned Real Property were constructed or are being constructed, in all material respects, in a good and workmanlike manner, substantially comply with applicable Laws, and are in working condition and repair, normal wear and tear, normal maintenance and normal warranty and customer services matters excepted not to exceed the maintenance or warranty reserve therefor set forth in the Latest Balance Sheet.

(c) Seller has not received any written notice from any Governmental Authority that any Permits with respect to the Housing Units, buildings, structures or improvements on any of the Owned Real Property may be revoked, adversely modified or not renewed.

(d) Except for the Home Sale Contracts, no person or entity is entitled to possession of any of the Owned Real Property, other than Seller, except as permitted by Permitted Liens.

(e) Seller has received no written notice of any pending or proposed special area or other assessments, except for any such assessments currently payable which will be prorated at Closing in accordance with Article VII.

(f) Seller has received no written notice of any pending or threatened condemnation or eminent domain proceeding or transfer in lieu thereof affecting any of the Owned Real Property, nor has Seller agreed or committed to dedicate any of the Owned Real Property.

(g) The Owned Real Property has access to and from an adjacent public or private road or street with adequate ingress and egress available to such Owned Real Property for all purposes used or operated by Seller, and Seller has received no notice of, and to Seller’s Knowledge, there is no pending or threatened action or dispute which would materially impair or interfere with such access. To Seller’s Knowledge, no part of the Owned Real Property is subject to any building or use restrictions that would restrict or prevent the present use and enjoyment of the Owned Real Property.

(h) None of the Owned Real Property or its current or intended uses are in material violation of applicable Law or any private restriction or covenant or entitlements of record applicable to the Owned Real Property, including the Permitted Liens. To Seller’s Knowledge, there are no unrecorded easements or encroachments materially affecting any portion of the Owned Real Property.

3.8 Assigned Permits. Seller has and maintains in full force and effect, and is in compliance with, all material Assigned Permits. There is no Proceeding pending, or to Seller’s Knowledge, threatened, nor has Seller received any written notice from any Governmental Authority threatening, to revoke, cancel, refuse to renew or adversely modify any material Assigned Permit.

3.9 Tangible Properties. Seller has good and valid title to, or a valid leasehold interest in, the material Personal Property, free and clear of all Liens (except Permitted Liens). The material Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

3.10 Environmental Matters.

(a) Seller (i) has obtained all material permits, licenses, letters, and certificates, that are required under any Environmental Law with respect to the Owned Real Property; and (ii) is in compliance in all material respects with all Environmental Laws with respect to the Owned Real Property including (A) the terms and conditions relating to obtaining and maintaining all permits, licenses, letters and certificates issued pursuant to any Environmental Law; (B) the notice, record keeping and reporting requirements thereunder; (C) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, information requests or demands issued pursuant to, or arising thereunder and (D) all requirements relating to the Release of Hazardous Substances.

(b) To Seller’s Knowledge, (i) the Owned Real Property is not the subject of, nor has it been the subject of, any investigation for a violation of any Environmental Law; (ii) the Owned Real Property has not been subject to a deposit of any Hazardous Substance; (iii) neither Seller nor any third party has Released, used, generated, manufactured, stored, managed, utilized, or disposed in, at, on, or under the Owned Real Property any Hazardous Substance in violation of Environmental Law or so as to create any liability thereunder; (iv) there is not now in, on, or under the Owned Real Property any underground or above ground storage tanks or surface impoundments, any asbestos containing materials, or any polychlorinated biphenyls as may be found in hydraulic oils, electrical transformers, or other equipment; (v) no threatened or endangered species or protected natural habitat, flora or fauna exist on the Owned Real Property; (vi) no area of the Owned Real Property designated as a wetland or otherwise subject to the United States Army Corps of Engineers’ Section 404 permit requirements, is in violation of applicable Laws; (vii) there are no wells, drilling holes, wellheads, or underground storage tanks located on or under the Owned Real Property; and (viii) the Owned Real Property, nor any portion thereof has been used as a landfill, waste disposal site (including construction waste), or burial site.

(c) There is no (and, to Seller’s Knowledge there is no basis for any) Environmental Claim pending or, to Seller’s Knowledge, threatened, anticipated, or contemplated as of the date of this Agreement against Seller with respect to any of the Owned Real Property.

(d) Seller has provided to Buyer true, complete and correct copies of all sampling results, environmental or safety audits or inspections, or other written reports or correspondence, in any of the Seller’s possession or control, concerning environmental, health or safety issues as each pertains to exposures to Hazardous Materials, pertaining to any Owned Real Property, including any so-called Phase I, Phase II or other similar reports.

For purposes of this Section 3.10, a Proceeding, liability or obligation shall be deemed to be “material” if the same cannot be reasonably completed and/or remedied within six (6) months following commencement thereof or the cost thereof exceeds $50,000 individually, or $100,000 in the aggregate.

3.11 Taxes.

(a) Seller has timely filed (taking into account any extensions of time for filing that have been properly and timely requested by Seller) all Tax Returns required to be filed by it with respect to the Purchased Assets. All such Tax Returns are true, complete and accurate in all material respects. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Purchased Assets. All Taxes due and owing by Seller with respect to the Purchased Assets (whether or not shown on any Tax Returns) have been timely paid. No claim has ever been made in writing or, to Seller’s Knowledge, other than in writing by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to the Purchased Assets that Seller is or may be subject to Tax or to a requirement to file Tax Returns in such jurisdiction with respect to any Purchased Assets, which claim has not been resolved.

(b) No written claim or deficiency for any Taxes has been asserted in writing or, to Seller’s Knowledge, other than in writing against Seller with respect to any Purchased Asset which has not been resolved and/or paid in full. There are no pending or, to Seller’s Knowledge, threatened Tax audits or examinations of any Tax Returns of Seller with respect to any Purchased Asset. Seller has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still outstanding, with respect to any Purchased Asset. There are no matters under discussion with any Governmental Authority with respect to Taxes that are likely to result in additional liability for Taxes with respect to the Purchased Assets. No issues relating to Taxes with respect to any Purchased Asset were raised by the relevant Governmental Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes with respect to any Purchased Asset in any Tax period (or portion thereof) beginning after the Closing Date.

3.12 Assigned Contracts.

(a) Section 3.12(a) of the Disclosure Schedule lists as of the date of this Agreement all of the home sales agreements Seller has entered into concerning the sale and delivery of Housing Units within the Owned Real Property which have not yet closed (collectively, the “Home Sale Contracts”), the Home Sale Contract Deposits made pursuant thereto, the brokerage commissions due in connection therewith, the sales price thereunder (including all upgrades, incentives, credits etc.) and the anticipated closing date thereunder.

(b) Each of the Assigned Contracts complies with applicable Laws and is valid, binding and in full force and effect and is free of default. True and complete copies of the Assigned Contracts have been delivered to Buyer in electronic form as of the date hereof and any additional Assigned Contracts during the Pre-Closing Period shall also be delivered to Buyer in electronic form at the Closing.

3.13 Homeowners’ Associations. Section 3.13 of the Disclosure Schedule sets forth all Associations controlled by Seller and the officers of each such Association. To Seller’s Knowledge, all Associations are in accordance with applicable Laws, and have been duly organized and are in good standing under applicable Laws, and, except as set forth in Section 3.13 of the Disclosure Schedule, have been operated and managed in accordance with applicable Laws and all organizational documents applicable thereto, including the articles of incorporation, bylaws, CC&Rs applicable to each Association, and declaration applicable to each such Association. To the extent in Seller’s possession, the minute books of all such Associations shall be made available to Buyer and shall be delivered to Buyer on the date hereof. If requested, Seller’s officer positions on any such Association shall be transferred to Buyer on the date hereof and if requested Seller or its designees shall resign from such office.

3.14 Related Party Transactions. No Related Party (a) is a party to any Assigned Contract, (b) has any direct or indirect financial interest in (except as an owner of five percent (5%) or less of the stock of any Person listed on a national securities exchange or traded in the over-the-counter market), or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the business with respect to the Purchased Assets or Assumed Liabilities, or (c) has any interest in a Purchased Asset or Assumed Liability.

3.15 Brokers. Except for Citigroup Global Markets Inc., no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as set forth below.

4.1 Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary corporate power and authority and possesses all Permits necessary to enable it to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. Buyer is duly qualified to do business as a foreign entity and is in good standing (if applicable) in each jurisdiction in which its ownership or leasing of properties or assets or the nature of its activities requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.

4.2 Power and Authorization; Enforceability.

(a) Buyer has all requisite right, power and authority to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations under this Agreement and under the other Buyer Transaction Documents and to carry out the Transaction. All necessary corporate action has been taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and each other Buyer Transaction Document. Buyer has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document.

(b) Assuming that this Agreement and each of the other Buyer Transaction Documents are valid and binding obligations of each of the other parties to this Agreement and to each of the other Buyer Transaction Documents, this Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by Buyer, will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception.

4.3 No Violation or Conflict.

(a) Provided that the consents set forth in Section 4.3 of the Disclosure Schedule are obtained prior to the Closing Date, neither the execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

(i) conflict with or result in a breach of the organizational documents of Buyer;

(ii) violate or conflict with any Judgments or Laws, in each case, binding upon or applicable to Buyer or by which it or any of its respective properties or assets are bound;

(iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under or (D) conflict with, result in a violation or breach of, or constitute a default (or any event which with notice or lapse of time or both would become a default) under any of the terms or conditions of any material Contract to which Buyer is a party or by which it or any of its properties or assets are bound;

(iv) result in the creation or imposition of any Lien upon any of the assets of Buyer, other than Permitted Liens; or

(v) cause a loss or adverse modification of any material Governmental Authorization used or held by Buyer or any of its Affiliates;

except where the failure of any of the above to be true would not have a Material Adverse Effect on Buyer.

(b) Section 4.3 of the Disclosure Schedule contains a complete and accurate list of each material consent, registration, notification, filing or declaration of or with, any Governmental Authority or other Person required to be given or made by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the other Buyer Transaction Documents.

4.4 Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened in writing which involve or affect Buyer, or any of its businesses or assets, at law or in equity, or before or by any Governmental Authority, nor is there any unsatisfied Judgment against or affecting Buyer, or its business, properties or assets that could have a Material Adverse Effect on Buyer. There is no Proceeding pending, or to Buyer’s knowledge, threatened in writing against Buyer that would have a Material Adverse Effect on Buyer.

4.5 Available Funds. The obligations of Buyer under this Agreement are not contingent on the availability of financing. Buyer has cash, available credit facilities or other sources of available funds in an aggregate amount sufficient to consummate the Transaction and will have immediately available cash, available credit facilities or other immediately available funds at the time of the Closing to consummate the Transaction.

4.6 Brokers. Except for J.P. Morgan Securities LLC, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of Buyer or any of its Affiliates.

ARTICLE V

CERTAIN COVENANTS OF THE PARTIES

5.1 Conduct of the Business.

(a) From the date of this Agreement through the earlier of the termination of this Agreement pursuant to Section 11.1 or the Closing Date (the “Pre-Closing Period”), or as Buyer may otherwise approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted or required by this Agreement, Seller will (1) conduct its business with respect to the Purchased Assets and the Assumed Liabilities in the Ordinary Course, (2) use commercially reasonable efforts to preserve intact such business with respect to the Purchased Assets and the Assumed Liabilities, and preserve the goodwill and preserve the existing relationships (contractual or otherwise) with customers, suppliers, licensors, distributors and others having business relationships with the business with respect to the Purchased Assets and the Assumed Liabilities, (3) comply in all material respects with all applicable Laws; and (4) maintain all existing material Assigned Permits. Without in any way limiting any of the foregoing, except (w) as otherwise expressly contemplated by the Transaction Documents, (x) as set forth on Section 5.1(a) of the Disclosure Schedule, (y) as Buyer may otherwise approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (z) as otherwise expressly contemplated or required by this Agreement, with respect to any Purchased Asset or Assumed Liability, Seller will not:

(i) change its fiscal year or make any change in any method of accounting or accounting practice or policy other than as required by GAAP or applicable Law;

(ii) sell, assign, license, transfer, hypothecate, convey, lease or otherwise dispose of any Owned Real Property or any other material Purchased Asset, except (A) pursuant to a Home Sale Contract, (B) disposition of obsolete equipment or (C) sales of houses, land, building materials or other assets or property in the Ordinary Course, provided that Seller shall keep Buyer reasonably informed of any pending sales of parcels of the Owned Real Property (excluding sales of single family housing units in the Ordinary Course) and provide copies of all letters of intent, purchase agreements or other material correspondence or agreements relating to such sales;

(iii) create or assume any mortgage or pledge, or impose any material Lien on, any material Purchased Asset, except (A) for Permitted Liens, (B) as required by applicable Law or (C) pursuant to any Assigned Contracts, including Home Sale Contracts and Contracts for the sale of land, building materials or other asset or property, entered into in the Ordinary Course;

(iv) extend, materially amend, terminate or grant any relinquishment or release of any right under any Assigned Contract (other than in the Ordinary Course or terminations of Assigned Contracts occurring due to the expiration of the term thereof);

(v) make, change or revoke any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; adopt or change any method of Tax accounting; file any amended material Tax Return; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; in each case if the action would reasonably be expected to have an adverse effect on Buyer or any Purchased Asset in a Tax period (or portion thereof) beginning after the Closing Date; and

(vi) agree or commit to do any of the actions set forth in clauses (i) through (iv) above.

5.2 Access to Information. From the date of this Agreement until the Closing Date, Seller will use commercially reasonable efforts to, upon reasonable advance notice, (a) give Buyer and its authorized Representatives reasonable access to the offices, properties, books and records of Seller relating to the Purchased Assets and Assumed Liabilities and (b) furnish to Buyer and its authorized Representatives such financial and operating data and other information relating to the Purchased Assets and Assumed Liabilities as such Persons may reasonably request.

5.3 Confidentiality; Public Announcements.

(a) From and after the date of this Agreement, each Party will, and will cause its respective Representatives and Affiliates to, treat and hold as confidential and not use any of the non-public, confidential information possessed by them with respect to the terms of this Agreement or any other Transaction Document, the business of the other Party (the “Confidential Information”) for any purpose unrelated to the consummation of the Transaction. In the event that any Party, or any of its respective Representatives or Affiliates, is requested or required (including by oral question or written request for information or documents in any legal or regulatory proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the other Party, such Party will notify the other Party as promptly as practicable of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.3. In the event that such protective order or other remedy is not obtained, and waiver of compliance is not provided, such Party will, and will cause its respective Representatives or Affiliates to, furnish only that portion of such Confidential Information which, on the advice of counsel, it is legally required to furnish and to exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Confidential Information does not include information or materials that a recipient of Confidential Information demonstrates (i) was known to such recipient or its Representatives prior to such recipient’s or its Representatives’ receipt of any of the Confidential Information, (ii) is independently developed by such recipient or its Representatives without use of, or reference to, any of the Confidential Information, as evidenced by the written records of such recipient or its Representatives, (iii) is lawfully obtained from a third party who, to the knowledge of such recipient or its Representatives, has lawfully obtained such information without breach of any obligation to the Party disclosing the Confidential Information, (iv) has been openly published or generally disclosed to the public by the Party disclosing the Confidential Information, or (v) which is or becomes generally available to the public other than as a result of a disclosure by such recipient or its Representatives in violation of this Section 5.3. A recipient of Confidential Information will bear the burden of showing that any of the foregoing exclusions apply to any such information, materials, disclosures or Confidential Information.

(c) No Party will make any public announcement concerning the Transaction or containing any information about any other Party without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed), except (i) announcement by Seller to each of its members, employees, suppliers or customers regarding the execution of this Agreement and (ii) as required by applicable Laws (including securities laws) or rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement will allow such other Party reasonable time under the circumstances to comment on, and the Party required to make the release or announcement will in good faith consider such comments for inclusion in such release or announcement in advance of such issuance.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Condition of Purchased Assets. Buyer acknowledges that no warranties or representations other than those set forth in this Agreement have been made by Seller. Except for any warranties and representations set forth in this Agreement, Buyer is purchasing the Purchased Assets on an “as is with all faults” basis and except as set forth in this Agreement, Buyer is not relying on any warranties or representations of any kind whatsoever, express or implied, from Seller, its officers, directors, partners, employees, agents, or contractors as to any matters concerning the Purchased Assets, including, without limitation: (i) the quality, nature, adequacy, and physical condition of soils, geology, and any groundwater and adjacent rivers; (ii) the size or boundaries of the Owned Real Property; (iii) the existence, nature or adequacy of utilities serving the Owned Real Property, including without limitation water, sewer, electric, gas, phone and cable service; (iv) the nature, adequacy and quality of drainage on the Owned Real Property, including the occurrence of any flooding, and the presence or adequacy of any sloughs or levees; (v) the present or future zoning or other legal status of the Owned Real Property or any other private restrictions on use of the Owned Real Property; (vi) the development potential of the Purchased Assets, and the Purchased Assets’ use, habitability, merchantability or fitness, or the suitability, value or adequacy of the Purchased Assets for any purpose; (vii) the presence of Hazardous Substances at, on, under or about the Owned Real Property or adjoining or neighboring property; (viii) the condition of title to the Purchased Assets; and (ix) the economics of operation of the Purchased Assets (collectively, all of the foregoing will be hereinafter referred to as the “Purchased Assets Conditions”). Buyer represents that Buyer is a knowledgeable purchaser of real estate and that Buyer is relying solely on Buyer’s own expertise and that of Buyer’s consultants and advisors and is making and relying upon its own inspections of all aspects of the Purchased Assets. Buyer further acknowledges and agrees that no patent or latent physical condition (including, without limitation, any condition or contamination related to or Hazardous Substances) of the Purchased Assets, whether known or unknown or discovered at a later date, will affect the Final Purchase Price paid for the Purchased Assets hereunder except as set forth in Article X or in the case of actual common law fraud, and subject to Buyer’s rights to terminate this Agreement in accordance with the terms herein, Buyer will be obligated to consummate the Transaction notwithstanding the condition of the Purchased Assets if Buyer does not terminate this Agreement in accordance with the terms herein. Except as set forth in Article X or as otherwise expressly stated otherwise herein, Buyer hereby waives, releases, acquits and forever discharges Seller, Seller’s officers, directors, employees, agents, partners, and any other persons acting on behalf of Seller, and the heirs, successors and assigns of each of the foregoing, of and from any and all claims, liabilities, obligations, demands, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, that it now has, or which may arise in the future, on account of or in any way growing out of or connected with the Purchased Assets Conditions.

6.2 Title. Seller and Buyer hereby acknowledge that the owner’s title policy pro forma attached hereto as Exhibit D (the “Title Pro Forma” and the resulting owner’s title policy, the “Title Policy”) sets forth the terms and conditions of the Title Policy to be purchased by Buyer at Closing at Buyer’s sole cost and expense, subject to any modification to the legal description therein as a result of Seller and Buyer’s removal of the Removed Real Property from the Transaction in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, Seller and Buyer hereby acknowledge that title to the Owned Real Property will be conveyed to Buyer at Closing subject to the exceptions set forth in the Title Pro Forma, and Buyer further acknowledges that Buyer’s sole recourse following Closing with respect to title matters relating to the Owned Real Property will be against the Title Company under the Title Policy.

6.3 Support Obligations. From and after the Closing, except as set forth in this Agreement or any other Transaction Document, Buyer will use commercially reasonable efforts to promptly (i) cause Seller, Seller’s Affiliates and all sureties to be unconditionally released in full from any liability or obligation in respect of any surety or performance bond or similar ancillary obligation or amount issued for the account of Seller or any of Seller’s Affiliates or in connection with any liability or obligation of Seller or any of Seller’s Affiliates and that is listed on Section 6.3 of the Disclosure Schedule (“Insured Bonds”), without further recourse to any such Person and (ii) replace each Insured Bond with one or more surety or performance bonds or letters of credit or other forms of security, in amounts and on terms satisfactory to the applicable Governmental Authority or other beneficiary to guarantee the reimbursement of such Governmental Authority or other beneficiary of any amounts paid by it under or in respect of the applicable Insured Bond following the Closing, which bond(s) will remain in full force and effect the underlying liability or obligation has been unconditionally released or extinguished in full. If any Insured Bond is not unconditionally released or extinguished in full at or prior to the date that is ninety (90) days after the Closing Date in accordance with the foregoing sentence, Buyer shall provide such financial assurances to Seller or the providers of such Insured Bond, as may be reasonably requested by Seller or such bond or other financial guarantee provider; provided, that following the Closing, Seller and Seller’s Affiliates will have no obligation to pay any renewal fee or premium in respect of any Insured Bond. Buyer will indemnify and hold harmless any Seller Indemnified Party from and against any Losses suffered or incurred by them in connection with any of the foregoing Insured Bonds from and after the Closing, including any expenses or fees incurred in connection with any such Insured Bond being called or terminated.

6.4 Cooperation with Financing; Cooperation with Audits.

(a) Prior to the Closing, Seller shall use commercially reasonable efforts to provide to Buyer, and shall use its commercially reasonable efforts to cause appropriate personnel and representatives of Seller, to provide, in each case at Buyer’s reasonable request and sole expense, all cooperation as is customary and reasonably required in connection with any arrangement by Buyer of financing (whether the Bridge Financing (as defined in the Purchase and Sale Agreement) or through the issuance of debt or equity securities or other financing (collectively, the “Financing”)); provided that, any assistance required pursuant to this Section 6.4 shall not unreasonably interfere with the normal operations and employee relations of Seller and that such requested cooperation is not in violation of any applicable Law or Contract of Seller; provided, further, that Seller shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing Date. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates, directors, managers, officers, employees or Representatives shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Financing that Buyer may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.4, and that Buyer shall indemnify and hold harmless Seller and its Affiliates and directors, managers, officers, employees and Representatives (collectively, “Cooperation Indemnitees”) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Seller used in connection therewith) or arising out of any act performed by Seller at Buyer’s request under this Section 6.4, except to the extent suffered or incurred as a result of willful misconduct or fraud of the Cooperation Indemnitees.

(b) Seller hereby expressly authorizes the use of the required financial information and logos and marketing materials in the offering documents required for purposes of the Financing; provided, however, that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or the Purchased Assets or the reputation or goodwill of the business of Seller or any of its products, services, offerings or intellectual property rights. Buyer and its Affiliates may share non-public or confidential information regarding the Purchased Assets or Assumed Liabilities with the entities that have committed, or will commit, to provide or otherwise entered into agreements in connection with all or any part of Financing and their respective Affiliates, including the parties to the Bridge Commitment Letters (as defined in the Purchase and Sale Agreement) and any joinder agreements, indentures or credit agreements relating thereto, and parties to any underwriting or purchase agreement, in each case together with any of their respective former, current or future general or limited partners, direct or indirect shareholders or equity holders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, shareholder or equityholder, manager, member, director, officer, employee, Affiliate, Representative or agent of the foregoing and their respective successors and assigns (collectively, the “Financing Sources”), and Buyer, its Affiliates and representatives and the Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) of the Financing undertaken to finance the Transactions on a confidential basis, in each case, provided, that the recipients of such information are directed by Buyer or its Affiliates or representatives to keep such information confidential consistent with Section 5.3.

(c) Buyer may, at its sole cost and expense, engage KPMG US LLP or another accounting firm selected by Buyer (the “Auditors”) to perform audits and/or review of the financial statements of Seller with respect to the Purchased Assets, which audits may include all disclosures required by GAAP and the regulations of the Securities and Exchange Commission, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in accordance with Section 3.05 and Article 11 of Regulation S-X and all related rules and regulations thereof. Seller shall use commercially reasonable efforts, at Buyer’s sole cost and expense, to respond to any reasonable request of Buyer and the Auditors in connection with the performance of such audits and/or reviews, including (a) using its commercially reasonable efforts to provide such financial and other pertinent information within the knowledge or possession of Sellers regarding the Purchased Assets as may be reasonably requested by the Auditors in connection therewith and to facilitate any Financing, and (b) using its commercially reasonable efforts to cause its independent accountants (if different than the Auditors) to provide assistance to the Auditors in connection with the foregoing (including providing consent to Buyer to use any of the audit reports of Seller in connection with any Financing or as may otherwise be required by the rules and regulations of the Securities and Exchange Commission, and issuing customary “comfort letters”). The provisions of this Section 6.4(c) shall survive the Closing until the first (1st) anniversary thereof.

6.5 Tax Cooperation. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall cooperate with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets.

ARTICLE VII

PRORATIONS

7.1 Property Taxes. In the case of real property Taxes, personal property Taxes, and special assessments relating to the Purchased Assets (collectively, “Property Taxes”), Seller will pay, on or prior to the Closing Date, all such Property Taxes payable with respect to any year prior to the year of Closing. Property Taxes for the year of Closing will be pro-rated as of the Closing Date based on the number of days included in the portion of such year deemed to end on the Closing Date and the number of days included in the remaining portion of such year, respectively (except that the cost or benefit of any reassessments or revaluations of property resulting from the Buyer’s purchase of the Purchased Assets will be allocated entirely to Buyer). Property Taxes for the year of Closing will be prorated on the following basis: (i) if a tax bill for the year of Closing is available, then proration will be based upon the current bill; (ii) if the assessment for the year of Closing is available, but not the actual tax bill, then proration will be based upon the assessment; and (iii) if neither the assessment for the year of Closing nor the tax bill is available, then proration will be based upon the prior year’s tax bill. If Tax statements for any Purchased Assets are sent directly to Seller by a Tax authority or other Governmental Authority after the Closing Date, Seller will cause such statements to be forwarded promptly to Buyer. Certified municipal non ad valorem liens and pending municipal liens for which work has been substantially completed as of the Closing will be paid by Seller and any other pending liens will be assumed by Buyer, provided that if any such non ad valorem assessment liens relate to special taxing districts for municipal services that are payable in installments, then Seller will only be responsible for the installment currently payable which will be prorated in the same manner as taxes. At the Closing, the foregoing items will be prorated and adjusted as indicated and reflected in a property tax statement to be prepared by the Title Company and approved by Buyer and Seller. If subsequent to the Closing, Taxes for the year of Closing are determined to be higher or lower than as prorated, a reproration and adjustment will be made at the request of Buyer or Seller upon presentation of actual tax bills, and any payment required as a result of the reproration will be made within ten (10) Business Days following demand therefor. This provision will survive the Closing.

7.2 Transfer Taxes. Buyer will pay all transfer, documentary, conveyancing, or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Owned Real Property under this Agreement (collectively, “Real Estate Transfer Taxes”). Buyer and Seller will cooperate in timely submitting all filings, returns, reports and forms required to comply with applicable Real Estate Transfer Tax laws.

7.3 Utilities. All utilities will be apportioned pro-rata at the time of Closing with the understanding that Seller will be deemed the owner of the Owned Real Property until 11:59 p.m. on the day prior to the Closing Date and Buyer will be deemed the owner of the Owned Real Property as of 12:00 a.m. on the Closing Date. Seller agrees to use reasonable efforts to obtain final utility readings, if applicable, prior to Closing. Any errors, omissions or adjustments required in computing the foregoing adjustment will be corrected within a reasonable time following Closing.

ARTICLE VIII

CLOSING DELIVERIES

8.1 Closing Deliveries of Seller. Except as otherwise stated in subsection (a) below, at or before the Closing, Seller will deliver to Buyer each of the items contemplated to be so delivered by this Agreement, including each of the following items:

(a) written confirmation of the Estimated Purchase Price no later than three (3) Business Days prior to the Closing Date;

(b) a special warranty deed conveying to Buyer the Owned Real Property, subject only to Permitted Liens, in the form attached hereto as Exhibit E (the “Deed”), duly executed by Seller;

(c) a bill of sale, with respect to all of Seller’s right, title and interest in and to the Personal Property, in the form attached hereto as Exhibit F (the “Bill of Sale”), duly executed by Seller;

(d) an assignment and assumption agreement assigning all of Seller’s rights and obligations under the Assigned Contracts and Assigned Permits, in the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement”), duly executed by Seller;

(e) an agreement providing for certain transition services by RSI Communities LLC, in the form attached hereto as Exhibit H (the “Warranty Services Agreement”), duly executed by Seller, RSI Communities LLC and RSI Holding LLC;

(f) an agreement providing for certain indemnification obligations by RSI Holding LLC, in the form attached hereto as Exhibit I (the “Holding Indemnity Agreement”), duly executed by RSI Holding LLC;

(g) such customary owner’s affidavits, indemnities (including “gap,” non-imputation, and mechanics liens) and other documents and instruments as may be reasonably required by the Title Company in order to issue the Title Policy;

(h) the Escrow Agreement, duly executed by Seller;

(i) a non-foreign affidavit, executed by Seller (or, if Seller is a disregarded entity for federal income tax purposes, the applicable Person required to execute such affidavit), in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Tax Code and otherwise reasonably satisfactory to Buyer and the Title Company, accurately stating that Seller (or, if Seller is a disregarded entity for federal income tax purposes, the applicable Person) is not a “foreign person” within the meaning of Section 1445 of the Tax Code, and any similar certificates required under applicable state and local law;

(j) an IRS Form W-9, duly executed by Seller (or, if Seller is a disregarded entity for federal income tax purposes, the applicable Person); and

(k) all other documents as the Title Company may reasonably request to facilitate the consummation of the Transaction.

8.2 Closing Deliveries of Buyer. On or before Closing, Buyer will deliver to Seller (or in the case of payment of the Escrow Amount, to the Escrow Agent) each of the items contemplated to be so delivered by this Agreement, including each of the following items:

(a) payment of the Escrow Amount from Buyer as specified in Section 2.1(b);

(b) payment of the Estimated Purchase Price from Buyer as specified in Section 2.1(b);

(c) to the extent applicable, counterparts to each of the documents listed in Section 8.1; and

(d) all other documents as the Title Company may reasonably request to facilitate the consummation of the Transaction.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate and effect the Transaction will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) (i) Except with respect to the Fundamental Representations, each of the representations and warranties of Seller set forth in Article III will be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (without regard as to any qualifications as to “material,” “materiality,” or “Material Adverse Effect”), except for such failures to be true and correct as would not have a Material Adverse Effect, and (ii) the Fundamental Representations will be true and correct in all respects (except for de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date; provided, that with respect to each of clauses (i) and (ii) above, representations and warranties that are made as of a specific date, will be true and correct only at and as of such specific date (in the manner set forth in clause (i) or (ii), as applicable).

(b) Seller will have performed and complied with all of its agreements and covenants under this Agreement in all material respects through Closing.

(c) Seller will have delivered to Buyer a certificate, dated as of the Closing Date, signed by an authorized representative of Seller, certifying the matters set forth in Section 9.1(a) and Section 9.1(b).

(d) No Judgment will have been entered in any Proceeding before any court or other Governmental Authority having jurisdiction over any Party, and no preliminary or permanent injunction by any court or other Governmental Authority will have been issued, which would have the effect of (i) making the Transaction illegal or (ii) otherwise preventing the consummation of the Transaction.

(e) The Title Company will be irrevocably committed to issue the Title Policy in conformity with the Title Pro Forma.

(f) Since the date of this Agreement, there will not have been a Material Adverse Effect on Seller or the occurrence of any change, effect, event, occurrence, state of facts or development which would, individually or in the aggregate, have a Material Adverse Effect on Seller.

(g) The Closing (as defined in the Purchase and Sale Agreement) shall have occurred or shall have occurred substantially concurrently with the Closing.

9.2 Conditions to Obligations of Seller. The obligation of Seller to consummate and effect the Transaction will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) The representations and warranties of Buyer contained in Article IV will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (without regard as to any qualifications as to “material,” “materiality,” or “Material Adverse Effect”), except for representations and warranties that are made as of a specific date, which representations and warranties will be true in the manner set forth above only at and as of such specific dates.

(b) Buyer will have performed and complied with all of its agreements and covenants under this Agreement in all material respects through the Closing Date.

(c) Buyer will have delivered to Seller a certificate, dated as of the Closing Date, signed by an authorized representative of Buyer, certifying the matters set forth in Section 9.2(a) and Section 9.2(b).

(d) No Judgment will have been entered in any Proceeding before any court or other Governmental Authority having jurisdiction over any Party, and no preliminary or permanent injunction by any court or other Governmental Authority will have been issued, which would have the effect of (i) making the Transaction illegal or (ii) otherwise preventing the consummation of the Transaction.

9.3 No Waiver. Notwithstanding anything to the contrary in this Agreement, if any of the conditions in Section 9.1 has not been satisfied, Buyer will have the right to proceed with the Transaction without waiving any of its rights in this Agreement, and if the conditions specified in Section 9.2 has not been satisfied, Seller will have the right to proceed with the Transaction without waiving any of its rights in this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Seller. Subject to the terms of this Article X, Seller will indemnify and hold Buyer and its Affiliates and each of their respective officers, directors, shareholders, managers, members, employees, agents, Representatives, successors and permitted assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) harmless against and in respect of any and all Losses, which such Buyer Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

(a) any breach of any representation or warranty made by Seller in Article III of this Agreement;

(b) any breach or non-fulfillment of any covenant or obligation of Seller under this Agreement;

(c) any Excluded Assets; and

(d) any Excluded Liabilities.

For purposes of calculating the amount of Losses to which any Buyer Indemnified Party is entitled hereunder, the terms “material,” “Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect shall be disregarded.

10.2 Indemnification by Buyer. Subject to the terms of this Article X, Buyer will indemnify and hold Seller and its Affiliates, and each of their respective officers, directors, shareholders, managers, members, trustees, employees, agents, Representatives, successors and permitted assigns (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) harmless against and in respect of any and all Losses which such Seller Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

(a) any breach of any representation or warranty made by Buyer in Article IV of this Agreement;

(b) any breach or non-fulfillment of any covenant or obligation of Buyer under this Agreement;

(c) any Assumed Liabilities; and

(d) any liability arising out of the ownership or operation of the Purchased Assets and the condition of the Owned Real Property, or any portion thereof, following the Closing (in each case except to the extent any Buyer Indemnified Party is entitled to indemnification for such Losses under Section 10.1(a)).

10.3 Claims.

(a) Inter-Party Claims. In order for a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Article X, the Indemnified Party will notify the other Party from whom such indemnification is sought (the “Indemnifying Party”) in writing promptly after the occurrence of the event giving rise to such Indemnified Party’s claim for indemnification, specifying in reasonable detail the basis of such claim (an “Inter-Party Claim”); provided, however, that failure to give such notification will not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure, or the indemnification obligations of the Indemnifying Party are materially increased as a result of such failure. Thereafter, the Indemnified Party will give the Indemnifying Party reasonable access during normal business hours to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such Inter-Party Claim and the right, upon prior notice during normal business hours, to interview at a mutually convenient time any employee of the Indemnified Party related to the act, omission or occurrence giving rise to such Inter-Party Claim. If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party will proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved in accordance with the terms of this Agreement.

(b) Third-Party Claims. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person (other than by an Indemnified Party, which claims are addressed in Section 10.3(a)) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (which notice will specify in reasonable detail the events giving rise to such Third Party Claim) promptly after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or the indemnification obligations of the Indemnifying Party are materially increased as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. If a Third Party Claim is made, the Indemnifying Party will be entitled to participate in the defense thereof. The Indemnifying Party may also assume the defense of any Third Party Claim (subject to the limitations set forth below) with counsel selected by the Indemnifying Party reasonably acceptable to and upon written notice to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood and agreed that the Indemnifying Party will control such defense. Notwithstanding the foregoing, the

Indemnifying Party will be liable for the fees and expenses of one outside counsel and any local counsel reasonably necessary to defend such Third Party Claim (and not any fees and expenses allocated to any internal counsel) employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of such Third Party Claim (other than during any period in which the Indemnified Party will have failed to give notice of the Third Party Claim as provided above), and the fees and expenses of such counsel will constitute Losses for purposes of this Agreement. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties will reasonably cooperate in the defense or prosecution of such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third Party Claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal liability, (iii) in the case that Seller is the Indemnifying Party, seeks Losses that will not be fully satisfied by the Escrow Amount (or so much thereof as is then remaining on deposit in the Escrow Amount) or (iv) involves a claim that, in the reasonable and good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend. If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to the terms of this Agreement, the Indemnified Party will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may reasonably recommend and that by its terms (A) obligates the Indemnifying Party to pay the full amount of Losses in connection with such Third Party Claim and (B) releases the Indemnified Party and its Affiliates completely in connection with such Third Party Claim.

10.4 Survival. The respective representations, warranties, covenants and agreements of the Parties contained in this Agreement, and the rights of the Parties to seek indemnification with respect thereto, will survive the Closing; provided, however, that, (a) except in respect of any claims for indemnification as to which written notice will have been duly given pursuant to Section 10.3 prior to the date that is twelve (12) months after the Closing Date (the “General Indemnification Period”), and subject to the other provisions of this Article X, such representations and warranties, and the rights of the Parties to seek indemnification with respect thereto, will expire at the end of the General Indemnification Period, except that the Fundamental Representations and the representations in Section 3.11 (Taxes) (the “Tax Representations”) will survive for the applicable statute of limitations plus sixty (60) days and (b) except in respect of any claims for indemnification as to which written notice will have been duly given pursuant to Section 10.3, and subject to the other provisions of this Article X, such covenants and agreements will survive the Closing in accordance with their respective terms until performed by the respective Party.

10.5 Certain Limitations on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement, the amount of Losses (except for Losses based upon actual common law fraud) that may be recovered by the Buyer Indemnified Parties pursuant to any and all claims for indemnification made under Section 10.1(a) will be limited, individually and in the aggregate, to an amount equal to $632,350 (the “Indemnification Cap”). All claims for indemnification made under this Agreement will first be sought and satisfied from the Escrow Amount.

(b) Seller will have no obligation to indemnify the Buyer Indemnified Parties against Losses under Section 10.1(a), unless the aggregate amount of Losses is greater than $63,235 (the “Deductible”), in which case the Buyer Indemnified Parties will, subject to Section 10.5(a), be entitled to indemnification for all Losses in excess of the Deductible; provided, however, that the Deductible will not apply to Losses based on a breach of the Fundamental Representations or the Tax Representations or in the case of actual common law fraud of Seller, for which there will be no minimum threshold before recovery (or, for the avoidance of doubt, any claim for indemnification made pursuant to Section 10.1(b) through Section 10.1(d)).

10.6 Certain Other Restrictions on Indemnification.

(a) Notwithstanding anything contained in this Agreement to the contrary, no Buyer Indemnified Party will have any right to indemnification under this Agreement with respect to any Losses to the extent (and only to the extent) such Losses (i) arise solely out of changes after the Closing Date in applicable Law or interpretations or applications thereof (provided that this clause (i) shall not apply with respect to any Taxes with respect to a Purchased Asset for (or allocable to) any Tax period (or portion thereof) ending on the Closing Date), or (ii) are duplicative of Losses that have previously been recovered hereunder.

(b) No Buyer Indemnified Party will have any right to assert any claim against any Indemnifying Party with respect to any Loss, cause of action or other claim to the extent such Loss is a Loss, cause of action or claim with respect to which such Buyer Indemnified Party or any of its Affiliates has taken action (or caused action to be taken) with the primary intent of accelerating the time period in which such matter is asserted or payable in order to cause a claim to be made prior to the applicable expiration date set forth in Section 10.4.

(c) Buyer and Seller agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Final Purchase Price to the extent permitted by applicable Law.

10.7 Calculation and Mitigation of Losses.

(a) The amount of any Losses for which indemnification is provided under this Article X will be net of any amounts recovered by such Indemnified Party under insurance policies or other collateral sources with respect to such Losses in excess of the sum of (i) reasonable, out-of-pocket costs and expenses relating to collection under such policies or other collateral sources, and (ii) the deductible associated therewith to the extent actually paid. The Indemnified Parties will use their commercially reasonable efforts to pursue such insurance policies or collateral sources (which efforts will not require the initiation of litigation or pursuit (or continued pursuit) to the extent such claim is reasonably determined by the Indemnified Parties to not be covered and payable under or by such insurance policies or collateral sources), and in the event the Indemnified Parties actually receive any recovery, the amount of such recovery will be applied first, to refund any payments made by the Indemnifying Parties in respect of indemnification claims pursuant to this Article X which would not have been so paid had such recovery been obtained prior to such payment, if any (provided that if such payments were made out of the Escrow Account and the Escrow Account is still in effect, such amounts will be returned to the Escrow Account), and second, any excess to the Indemnified Parties. If a Buyer Indemnified Party fails to pursue recoveries under any “occurrence” based insurance policies or other collateral sources, then Seller will have the right of subrogation to pursue such insurance policies or other collateral sources (to the extent consistent with the terms of such policies) and may take any reasonable actions necessary to pursue such rights of subrogation in their name or the name of the party from whom subrogation is obtained. Buyer will reasonably cooperate, and cause its Representatives and Affiliates to reasonably cooperate, with Seller to pursue any such subrogation claim.

(b) Each Party’s right to indemnification hereunder will be subject to its obligations under applicable Law, including under common law, to mitigate damages.

10.8 Exclusive Remedy. The Parties acknowledge, on behalf of themselves and on behalf of the other Indemnified Parties that, from and after the Closing, except as provided in Section 12.16, their sole and exclusive remedy with respect to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article X and in the Holding Indemnity Agreement (other than claims and causes of action based on actual common law fraud). In furtherance of the foregoing, each Party hereby waives, on behalf of itself and each of the other Indemnified Parties, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than rights, claims and causes of action based on actual common law fraud) it may have against any other Parties arising under or based upon any applicable Law or otherwise (except pursuant to the indemnification provisions set forth in this Article X), including, but not limited to, its right to pursue any action or claim other than as expressly stated in this Agreement.

10.9 Special Rule for Fraud. Nothing in this Article X will operate to limit the common law liability of a Party (the “Liable Party”) to another Party for Losses arising from the fraud of such Liable Party if such Liable Party is finally determined by a court of competent jurisdiction to have committed actual common law fraud against such other Party.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer or Seller, if (i) the Closing does not occur on or before April 1, 2018 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause will not be available to any Party whose breach of any provision of this

Agreement resulted in the failure of the Closing to be consummated by the Termination Date or (ii) consummation of the Transaction would violate any non-appealable final order, decree, or judgment of any Governmental Authority having competent jurisdiction; provided, that Seller, on the one hand, and Buyer, on the other hand, will not be permitted to terminate this Agreement under this Section 11.1(b) if such Party’s failure to fulfill any obligation under this Agreement has been a material cause of such order, decree, or judgment;

(c) by Buyer if either (i) there has been a material breach of any representation or warranty of Seller contained in Article III or (ii) Seller has breached or violated any covenant of Seller contained in this Agreement, in each case, where such breach or violation (x) would result in the failure to satisfy a condition set forth in Section 9.1 and (y) cannot be, or has not been, cured by the date that is thirty (30) days after Buyer notifies Seller in writing of the breach or violation; provided, that Buyer will not be permitted to terminate this Agreement under this Section 11.1(c) if Buyer is then in breach of its obligations under this Agreement; or

(d) by Seller if either (i) there has been a material breach of any representation or warranty of Buyer contained in Article IV of this Agreement or (ii) Buyer has breached or violated any covenant of Buyer contained in this Agreement, in each case, where such breach or violation (x) would result in the failure to satisfy a condition set forth in Section 9.2 and (y) cannot be, or has not been, cured by the date that is thirty (30) days after Seller notifies Buyer in writing of such breach or violation; provided, that Seller will not be permitted to terminate this Agreement under this Section 11.1(d) if Seller is then in breach of its obligations under this Agreement

11.2 Notice of Termination; Effect of Termination. If Buyer or Seller terminates this Agreement pursuant to this Article XI, then: (a) written notice thereof will promptly be given to the other Party, (b) the Transaction will be terminated, (c) the Parties will cooperate to withdraw, to the extent practicable, all filings, applications, and other submissions made pursuant to this Agreement from the Governmental Authority, agency, or other Person to which made, and (d) this Agreement will be void and of no further force or effect, other than the provisions of Section 5.3, Article X, this Article XI, Article XII (other than Sections 12.5 and 12.6 thereof) and Article XIII, each of which, will survive any such termination and remain in full force and effect. Nothing in this Article XI will be deemed (a) to release any Party from any liability for any material breach by such Party of this Agreement or fraudulent acts by such Party, the remedies for which will not be limited by the provisions of this Section 11.2, or (b) to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

11.3. Return of Confidential Information. If the Transaction is terminated, all Confidential Information received by Buyer or any of its Affiliates will be kept confidential and subject to the terms of Section 5.3, and destroyed or returned upon Seller’s request, except that Buyer and its Affiliates and Representatives will be entitled to retain copies of the Confidential Information and will not be required to erase electronically stored Confidential Information that has been saved to a back-up file, to the extent necessary to comply with applicable Law or such Person’s compliance with bona fide internal document retention policies, which copies will at all times remain subject to the confidentiality and use terms of Section 5.3, which terms will survive the termination of this Agreement with respect to any copies retained by such Persons.

ARTICLE XII

MISCELLANEOUS

12.1 Fees and Expenses. Except as expressly set forth in this Agreement, each Party will pay all fees and expenses incurred by it incident to preparing for, entering into and performing its obligations under this Agreement and the consummation of the Transaction, whether or not the Transaction is consummated. Notwithstanding the foregoing, Buyer will pay all fees, costs and expenses with respect to the Title Policy and all filing fees and similar expenses incurred in connection with the filings required to be made with any Governmental Authority and the Governmental Authorizations to be received, in each case in connection with the Transaction.

12.2 Notices. All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile or email, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any Party to the other Party. Any such notice or communication will be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases:

If to Buyer:

William Lyon Homes, Inc.

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Facsimile Number: (949) 252-2544

Attn: Matthew R. Zaist

Email: Matt.Zaist@Lyonhomes.com

William Lyon Homes, Inc.

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Facsimile Number: (949) 596-0882

Attn: Jason R. Liljestrom

Email: Jason.Liljestrom@Lyonhomes.com

With a copy (which will not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626-1925

Facsimile Number: (714) 755-8290

Attn: David C. Meckler

Email: David.Meckler@LW.com

If to Seller:

RSI Holding LLC

620 Newport Center Drive

12th Floor

Newport Beach, CA 92660

Attn: Ronald M. Simon, Chair

With a copy (which will not constitute notice) to:

O’Melveny & Myers LLP

400 South Hope St., 18th Floor

Los Angeles, CA 90071

Attention: Mark Easton, Esq.

Email: measton@omm.com

Any Party may at any time change the address to which notices may be sent under this Section 12.1 by the giving of notice of the change to the other Party in the manner set forth in this Section 12.1.

12.3 Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party to any other Person without the prior written consent of the other Party, and any such attempted assignment will be null and void; provided, however, that (a) Buyer may assign its rights and obligations under this Agreement in whole or in part to any of its Affiliates without the prior written consent of Seller (provided, that Buyer will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee) and (b) Seller may assign its rights and obligations under this Agreement to any of its Affiliates without the prior written consent of Buyer (provided, that Seller will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee). The assigning Party will provide the other Party written notice of any such assignment within ten (10) Business Days following the date of the assignment. Subject to the foregoing, this Agreement and the rights and obligations in this Agreement will inure to the benefit of, and be binding upon, the Parties and each of their respective permitted successors, heirs and assigns.

12.4 Amendment, Modification and Waiver. Any provision of this Agreement may be amended, modified, extended or waived, but only by a written instrument signed by Buyer and Seller. The waiver by a Party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

12.5 Due Diligence Review; No Additional Representations and Warranties. Buyer is an informed and sophisticated purchaser, and, together with Buyer’s Representatives, is experienced in the evaluation and purchase of assets such as the Purchased Assets. Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that, (a) Buyer has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the execution, delivery, and performance of this Agreement and the other Transaction Documents, (b) Buyer has been furnished with, or given full access to, such documents and information about Seller and the Purchased Assets as Buyer and its Representatives have deemed necessary to enable Buyer to make an informed decision with respect to the execution, delivery, and performance of this Agreement and the other Transaction Documents, (c) in entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties by Seller expressly set forth in Article III, (d) except as expressly set forth in Article III, no representation or warranty has been or is being made by any Person as to the accuracy or completeness of any information provided or made available to Buyer or its Representatives and (e) neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer and its Representatives and Affiliates, or Buyer’s or any of its Representatives’ or Affiliates’ use, of any written or oral information, and any information, documents or material made available to Buyer and its Representatives in any form (including any Projections). Buyer acknowledges that it and its Representatives have been provided access to the Data Room and have reviewed the materials contained therein.

12.6 Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Purchased Assets, Buyer and its Representatives have received from Seller (directly or through their Representatives) certain projections, estimates and other forecasts and certain business plan information (collectively, the “Projections”). Buyer acknowledges that there are uncertainties inherent in attempting to make the Projections, that it is familiar with such uncertainties, that it is making its own evaluation of the adequacy and accuracy of all of the Projections so furnished to it and any use of, or reliance by, it on the Projections will be at its sole risk, and without limiting any other provisions of this Agreement, that it will have no claim against anyone with respect to the Projections; provided, however, that the foregoing will not be interpreted to waive any rights that Buyer has with respect to recovery for breaches of the representations and warranties made by Seller in Article III.

12.7 Interpretation.

(a) Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun will be deemed to include the plural and the singular, (b) the use of masculine pronouns will include the feminine and neuter, (c) the terms “include” and “including” will be deemed to be followed by the phrase “without limitation,” (d) the word “or” will be inclusive and not exclusive, (e) all references to Sections or Articles refer to the Sections or Articles of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (f) each reference to “herein” means a reference to “in this Agreement,” (g) each reference to “$” or “dollars” will be to United States dollars, (h) each reference to “days” will be to calendar days, and (i) unless otherwise specified, each reference to any Law will be to such Law as amended, supplemented, or otherwise modified from time to time.

(b) The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of the Transaction Documents.

(c) Unless otherwise expressly provided in this Agreement, the measure of a period of one (1) month or one (1) year for purposes of this Agreement will be that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure will be that date of the following month or year corresponding to the next day following the starting date. For example, one (1) month following February 18th is March 18th, and one (1) month following March 31 is May 1.

(d) The Disclosure Schedule is hereby incorporated into this Agreement to the same extent as though fully set forth in this Agreement (provided, that in no event will any information or disclosures therein be deemed or interpreted to broaden or otherwise amplify the representations and warranties in this Agreement). The Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule will qualify each other section and subsection in this Agreement to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable to such other section and subsection. Information in the Disclosure Schedule under any particular schedule or section therein will be deemed disclosed with respect to all other schedules or sections therein and any representations, warranties or covenants therein of Seller or Buyer where the applicability of such information to such other schedules or sections or representations, warranties or covenants is reasonably apparent, regardless of whether a cross-reference to the applicable section or schedule is actually made. Any matter disclosed in the Disclosure Schedule will not be deemed an admission or representation as to the materiality of the item so disclosed, and matters disclosed in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule. Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of Seller or Buyer, as the case may be, to any third party or will confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

12.8 Governing Law. This Agreement is made pursuant to, and will be construed and enforced in accordance with, the laws of the State of Delaware, irrespective of the principal place of business, residence or domicile of the Parties, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction.

12.9 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS A PLAINTIFF, DEFENDANT OR OTHERWISE), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH

THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.9. EACH OF THE PARTIES MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.10 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if subject matter jurisdiction in that court is not available, in the United States District Court for the District of Delaware or, if neither the Court of Chancery of the State of Delaware nor the United States District Court for the District of Delaware has subject matter jurisdiction, the Superior Court of the State of Delaware) for purposes of any Proceeding arising out of this Agreement or the Transaction. Each Party hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party’s property is exempt or immune from attachment or execution, (c) such Party and such Party’s property are immune from any legal process issued by such courts or (d) any Proceeding commenced in such courts is brought in an inconvenient forum. Notwithstanding the foregoing in this Section 12.10, a Party may commence a Proceeding in a court other than the above-named courts exclusively for the purposes of enforcing an order or judgment issued by one of the above-named courts.

12.11 Section Headings. The section headings of this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

12.12 Severability. If any provision of this Agreement (or portion thereof) or the application of any such provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other provisions of this Agreement (or remaining portion of such provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Transaction as originally contemplated is fulfilled to the extent possible.

12.13 Counterparts, Third-Party Beneficiaries. This Agreement may be executed in one or more counterparts, including by facsimile or PDF transmission, each of which will be deemed an original, but all of such counterparts together will be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and, except as set forth in Article X, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.14 Entire Agreement. This Agreement, together with the Disclosure Schedule and the other Transaction Documents, constitute the entire agreement among the Parties with respect to the Transaction and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof. There are no warranties, representations, or other agreements between the Parties hereto, or on which any of them has relied in connection with the subject matter hereof, except as specifically set forth in this Agreement or in the other Transaction Documents.

12.15 Attorneys’ Fees. Subject to the limitations set forth in this Agreement, in the event of any dispute related to or based upon this Agreement, the prevailing Party will be entitled to recover from the other Party its reasonable attorneys’ fees and costs.

12.16 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically this Agreement in any claim, action, cause of action or suit (whether in Contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity, and that Party agrees to cooperate fully in any attempt by the other Parties in obtaining any such equitable remedy. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

12.17 Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

12.18 Further Assurances. Each of the parties hereto agree that they shall sign such additional and supplemental documents as may be necessary to implement the transactions contemplated pursuant to this Agreement when reasonably requested to do so by any Party.

ARTICLE XIII

DEFINITIONS

13.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

(a) “Accounting Principles” means GAAP, as applied using the same accounting policies, procedures, methods, practices, categories, estimates, judgments and assumptions, with consistent classifications, judgments and valuation and estimation methods, as those used in the preparation of the Financial Statements.

(b) “Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

(c) “Association” means all property owners and condominium owners associations applicable to the Owned Real Property.

(d) “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by Law to close.

(e) “Buyer Transaction Documents” means those Transaction Documents to which Buyer is or, as of the Closing, will be, a party.

(f) “CC&Rs” means a declaration of covenants, conditions and restrictions recorded as an agreement or encumbrance affecting any of the Owned Real Property.

(g) “Closing Net Asset Value Decrease” means the amount, if any, by which the Year-End Net Asset Value exceeds the Closing Net Asset Value.

(h) “Closing Net Asset Value Increase” means the amount, if any, by which the Closing Net Asset Value exceeds the Year-End Net Asset Value.

(i) “Contract” means any legally binding contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement, understanding or other arrangement, whether written or oral.

(j) “Data Room” means the electronic data room as of the Closing Date with Donnelley Financial Solutions entitled “Royal”.

(k) “Disclosure Schedule” means the schedules attached hereto as Exhibit B.

(l) “Environmental Claim” means any written claim, judgment, penalty, fine, demand, suit, action, proceeding, order, warning letter, investigation or notice by any Person alleging any pending, anticipated, threatened, or potential liability (including potential liability for investigatory costs, risk assessment costs, cleanup costs, removal costs, remedial costs, operation and maintenance costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from (i) noncompliance or alleged noncompliance with any Environmental Law or permit, license, certificate or letter, (ii) injury or damage (or alleged injury or damage) arising from exposure to Hazardous Substances, or (iii) the presence, Release or threatened Release into the environment, of any Hazardous Substance at or from any location, whether or not owned, leased, operated or otherwise used by Seller.

(m) “Environmental Law” means any applicable Law relating to the pollution or the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.) and the regulations promulgated pursuant thereto, and any analogous state, regional or local laws or regulations.

(n) “Escrow Agent” means Citibank N.A.

(o) “Escrow Agreement” means the escrow agreement in substantially the form of Exhibit J attached hereto, by and among Buyer, the Escrow Agent and Seller.

(p) “Escrow Amount” means an amount equal to $632,350.

(q) “Estimated Net Asset Value Decrease” means the amount, if any, by which the Year-End Net Asset Value exceeds the Estimated Net Asset Value.

(r) “Estimated Net Asset Value Increase” means the amount, if any, by which the Estimated Net Asset Value exceeds the Year-End Net Asset Value.

(s) “Final Purchase Price” for the Purchased Assets will be equal to: (i) the Base Purchase Price; (ii) minus the Escrow Amount; (iii) plus the Closing Net Asset Value Increase, if any; (iv) minus the Closing Net Asset Value Decrease, if any.

(t) “Fundamental Representations” means (i) with respect to Seller, those representations and warranties set forth in Sections 3.1 (Power and Authorization; Enforceability; Organization) and 3.15 (Brokers); and (ii) with respect to Buyer, those representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Power and Authorization; Enforceability) and 4.6 (Brokers).

(u) “GAAP” means United States generally accepted accounting principles as in effect at an applicable time, as applied in a manner consistent with the Accounting Principles.

(v) “Governmental Authority” means (i) the United States federal government or the government of any other country, (ii) the government of any state, commonwealth, province, county, city, territory, or possession or (iii) any political subdivision, courts, departments, commissions, boards, bureaus, tribunals, agencies or other instrumentalities of any of the foregoing in subparts (i) and (ii).

(w) “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material”, “toxic materials” or “toxic substances” pursuant to any Environmental Law, or (ii) any flammable or explosive materials, any petroleum product or by-product, oil, poisons, refuse, trash, garbage and wastes, crude oil, natural gas or synthetic gas usable for fuel, fumes, gases, corrosive and radioactive materials, pollutants or contaminates, hazardous wastes or substances or toxic wastes or substances, asbestos-containing material, polychlorinated biphenyls or radioactive materials.

(x) “Housing Unit” means (i) a residential dwelling constructed, currently in process of construction, or to be constructed on a lot, together with the associated lot, or (ii) any condominium unit.

(y) “Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided services to either Seller or Buyer and its subsidiaries in the preceding two (2) years; provided, that if Buyer and Seller are unable to select such firm or expert within sixty (60) days after delivery of written notice of a disagreement, either Buyer or Seller may request the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant arbitration experience related to purchase price adjustment disputes relating to transactions of a similar nature.

(z) “IRS” means the Internal Revenue Service.

(aa) “Judgment” means any judgment, decision, order, decree, writ, injunction or ruling entered or issued by any Governmental Authority.

(bb) “Laws” means any federal, national, provincial, state, local, United States, foreign or other law (both common and statutory law and civil and criminal law), statute, rule, regulation, treaty, ordinance, convention, rule, code, decree, Judgment, writ, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations or restrictions) or other order, or other requirement or rule of law of any Governmental Authority (including securities laws or rules or regulations of any United States or foreign securities exchange).

(cc) “Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

(dd) “Losses” means any and all direct and indirect losses, damages, Taxes, penalties, fines, amounts paid in settlement, costs and expenses (including settlement and court costs and reasonable attorneys’ fees and expenses).

(ee) “Management Services Agreement” means that certain Management Service Agreement, dated as of December 1, 2015, by and between RSI Communities LLC and Seller.

(ff) “Material Adverse Effect” means (i) with respect to Seller, any change, event, development or effect that (A) has, or is reasonably expected to have, individually or in the aggregate, a material adverse effect on Seller or its assets, liabilities, results of operations or condition, including the Purchased Assets and the Assumed Liabilities or (B) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Seller to consummate the Transaction; provided, that any such change or effect resulting from any of the following, individually or in the aggregate, will not be considered when determining whether a Material Adverse Effect has occurred for purposes of clause (A) above: (1) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (2) any change in the industry in which Seller operates or in which Purchased Assets are used or distributed, including increases in energy, electricity, raw material or other operating costs, (3) any change in Laws or accounting standards, or the enforcement or interpretation thereof, applicable to Seller, (4) conditions in jurisdictions in which Seller operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (5) any change resulting from the announcement of the execution of this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions by customers, suppliers or personnel, (6) any action taken by Buyer and any of its Affiliates or Representatives acting on Buyer’s behalf (other than enforcing Buyer’s rights under this Agreement), (7) any hurricane, flood, tornado, earthquake or other natural disaster, (8) any actions expressly required to be taken or omitted pursuant to this Agreement or the other Transaction Documents or taken with Buyer’s written consent, except that this clause (8) will not apply to any actions normally taken or omitted in the Ordinary Course or (9) the failure in and of itself of the achievement of any financial projections or forecasts (but not the underlying cause of such failure); provided, that any adverse effects resulting from matters described in any of the foregoing clauses (1), (2), (3), (4) or (7) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on Seller relative to other participants in the industries or geographies in which Seller operates, and (ii) with respect to Buyer, a material adverse effect on the ability of Buyer to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

(gg) “Net Asset Value” means (without duplication), at any given time, the Purchased Assets less the Assumed Liabilities, in each case, as calculated in accordance with and in the categories set forth on and as adjusted by the accounting practices, principles, policies, judgments and methodologies used in the sample calculation of Net Asset Value attached hereto as Exhibit C.

(hh) “Ordinary Course” means the ordinary course of conduct of the business of Seller with respect to the Purchased Assets and Assumed Liabilities, consistent with past practices of Seller.

(ii) “Permits” means all permits, licenses, variances, ordinances, entitlements, allocations, filings, notices and approvals from, with or to any Governmental Authority or any third party, including zoning approval, certificate of occupancy, parking licenses, plan approval, signage licenses, drainage and detention rights, development rights or other similar rights, including any prepaid impact fees, impact fee credits, or similar development credits; building licenses or permits, homeowners’ association approvals, and all utilities commitments and capacities and other similar documents.

(jj) “Permitted Lien” means as applicable, (i) any Lien for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which Seller, not Buyer, will be responsible), (ii) any Lien, whether statutory or common law, that is not yet due and payable and was incurred in the Ordinary Course, in favor of carriers, warehousemen, mechanics, and materialmen, to secure claims for labor, materials, or supplies, and other like liens (including notices of commencement identified as such Liens and pertaining to the Owned Real Property), (iii) such Liens, covenants, conditions, easements and exceptions to title as Buyer may expressly agree to in writing, (iv) such Liens, covenants, conditions, easements, rights of way, restrictions and other similar encumbrances that do not (A) adversely affect title to the applicable Purchased Asset more than to a de minimis extent, (B) detract from the value of the applicable Purchased Asset more than to a de minimis extent and (C) materially impair the current or proposed use of the applicable Purchased Asset, (v) matters that would be disclosed by an accurate survey of the Owned Real Property which do not materially impair the occupancy or use of such property for which it is currently or intended to be used, (vi) the Home Sales Contracts, (vii) local zoning ordinances and regulations applicable to the Owned Real Property and which are not violated by the current use and operation of such property and will not be violated by the intended use and operation of such property, and (viii) obligations owed to, or Liens held by, (X) Associations, (Y) special assessment districts, and (Y) improvement districts.

(kk) “Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Authority.

(ll) “Proceeding” means any action, arbitration, audit, hearing, inquiry, proceeding, audit, examination, charge, demand, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(mm) “Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the date hereof, by and among Buyer, RSI Communities LLC, RS Equity Management LLC, the other sellers party thereto and RS Equity Management LLC, as the Sellers’ Representative thereunder.

(nn) “Related Party” of Seller means (i) any officer, director, manager, member, stockholder, equityholder or Affiliate of Seller, (ii) any spouse, parent, child or sibling (including adoptive relationships and relationships through marriage) of any such Person in clause (i); or (iii) any entity in which any such Person in clause (i) owns or controls more than five percent (5%) of the outstanding equity or ownership interests.

(oo) “Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, dumping, emitting, emptying, escaping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the uncontrolled presence or the movement of Hazardous Substances through the ambient air, soil, subsurface water, groundwater, wetlands, lands or subsurface strata, directly or indirectly into the environment.

(pp) “Remedies Exception” means applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

(qq) “Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

(rr) “Seller’s Knowledge” with respect to Seller means the actual knowledge of Todd Palmaer, John Bohnen, Brandon Sharp and Suzanne Ek, after reasonable due inquiry.

(ss) “Tax” or “Taxes” means all federal, territorial, state, provincial, local or foreign government taxes, levies, assessments, duties, imposts or other like assessments (including estimated taxes), including income, profits, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, excise, capital, wage, employment, payroll, withholding, Social Security, Medicare, severance, occupation, import, custom, duties, stamp, documentary, mortgage, alternative, escheat, unclaimed property, add-on minimum, environmental, franchise or other governmental taxes, imposed by any Governmental Authority responsible for the imposition of any such tax, including any interest, penalties or fines applicable or related thereto, whether disputed or not.

(tt) “Tax Code” means the Internal Revenue Code of 1986, as amended.

(uu) “Tax Return” means collectively: (i) all reports, declarations, filings, questionnaires, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of any Taxes, including any amendments thereof; and (ii) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Tax Code or pursuant to any similar income, excise or other Tax provision of federal, territorial, state, provincial, local or foreign Law, including any amendments thereof.

(vv) “Title Company” means First American Title Insurance Company, 3602 Paesanos Parkway 202, San Antonio, Texas 78231.

(ww) “Transaction Documents” means this Agreement, the Disclosure Schedule, the Deed, the Bill of Sale, the Assignment and Assumption Agreement, the Warranty Services Agreement, the Holding Indemnity Agreement and the other agreements, certificates, schedules and other documents contemplated by or delivered or executed by the Parties in connection with this Agreement, including, but not limited to, the Buyer Transaction Documents and the Seller Transaction Documents.

(xx) “Year-End Net Asset Value” means $17,007,366.

13.2 Additional Defined Terms. Other capitalized terms defined elsewhere in the Agreement and not defined in Section 13.1 will have the meanings assigned to such terms in this Agreement in the sections referenced below:

Term	Section
Adjustment Amount	Section 2.2(f)
Agreement	Preamble
Allocation	Section 2.4
Assigned Contracts	Section 1.1(f)
Assigned Home Sale Contracts	Section 1.1(c)
Assigned Permits	Section 1.1(g)
Assignment and Assumption Agreement	Section 8.1(d)
Assumed Liabilities	Section 1.3
Base Purchase Price	Section 2.1(a)
Bill of Sale	Section 8.1(c)
Buyer	Introduction
Buyer Indemnified Party	Section 10.1
Closing	Section 2.2
Closing Date	Section 2.2
Closing Net Asset Value	Section 2.2(b)
Closing Statement	Section 2.2(b)
Confidential Information	Section 5.3(a)
Cooperation Indemnitees	Section 6.4(a)
Deductible	Section 10.5(b)
Deed	Section 8.1(b)
Determination Date	Section 2.2(e)
Dispute Notice	Section 2.2(c)
Disputed Items	Section 2.2(c)
Escrow Account	Section 2.1(b)(i)
Estimated Closing Statement	Section 2.2(a)
Estimated Net Asset Value	Section 2.2(a)
Estimated Purchase Price	Section 2.1(a)
Excluded Assets	Section 1.2
Excluded Liabilities	Section 1.4
Financial Statements	Section 3.5
Financing	Section 6.4(a)
Financing Sources	Section 6.4(b)
General Indemnification Period	Section 10.4

Holding Indemnity Agreement	Section 8.1(f)
Home Sale Contract	Section 3.12
Home Sale Contract Deposits	Section 1.1(d)
Indemnification Cap	Section 10.5(a)
Indemnified Party	Section 10.3(a)
Indemnifying Party	Section 10.3(a)
Insured Bonds	Section 6.3
Inter-Party Claim	Section 10.3(a)
Land	Recital A
Latest Balance Sheet	Section 3.5
Latest Balance Sheet Date	Section 3.5
Liable Party	Section 10.9
Nonassignable Asset	Section 1.6
Other Contracts	Section 1.1(f)
Owned Real Property	Section 1.1(a)
Party	Introduction
Personal Property	Section 1.1(b)
Pre-Closing Period	Section 5.1(a)
Projections	Section 12.6
Property Taxes	Section 7.1
Purchased Assets	Section 1.1
Purchased Assets Conditions	Section 6.1
Real Estate Transfer Taxes	Section 7.2
Removed Real Property	Section 1.5
Resolution Period	Section 2.2(d)
Seller	Introduction
Seller Indemnified Party	Section 10.2
Seller Transaction Documents	Section 3.1
Tax Representations	Section 10.4
Termination Date	Section 11.1(b)
Third Party Claim	Section 10.3(b)
Title Policy	Section 6.2
Title Pro Forma	Section 6.2
Transaction	Recital B
Unresolved Items	Section 2.2(e)
Warranty Services Agreement	Section 8.1(e)

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a duly authorized Representative, all as of the date first set forth above.

“BUYER”

WILLIAM LYON HOMES, INC.

By:	/s/ Matthew R. Zaist
	Name:	Matthew R. Zaist
	Title:	President and Chief Executive Officer

Asset Purchase Agreement (Leander)

“SELLER”

RSI TRAILS AT LEANDER LLC

By: RSI Holding LLC, its Manager

By:	/s/ Ronald M. Simon
	Name:	Ronald M. Simon
	Title:	Manager

Asset Purchase Agreement (Leander)